CERTIFICATE OF AMENDMENT

                                     TO THE

                RESTATED AND AMENDED CERTIFICATE OF INCORPORATION

                                       OF

                        ARISTO INTERNATIONAL CORPORATION

                Under Section 242 of the General Corporation Law


                     It is hereby certified that:

         FIRST:   The  name  of  the   corporation   (hereinafter   called   the
"Corporation") is ARISTO INTERNATIONAL CORPORATION.

         SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 12, 1984. The Restated and Amended Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the May 3, 1995.

         THIRD: The Amendment to the Restated and Amended Certificate of Incorporation, as heretofore amended and restated, effected by this Certificate of Amendment is as follows:

         (i)      to change the name of the Corporation; and

         (ii) to increase the number of shares of stock that the Corporation is authorized to issue to 40,000,000.



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         FOURTH:  To accomplish the change of name of the  Corporation,  Article
FIRST of the Restated and Amended Certificate of Incorporation, relating to the name of the Corporation, is hereby amended to read as follows:

                  "FIRST: The name of the corporation (hereinafter called the "Corporation") is PlayNet Technologies, Inc."

         FIFTH: To increase the number of shares of stock that the Corporation is authorized to issue to 40,000,000, consisting of 1,000,000 shares of preferred stock and 39,000,000 shares of common stock, the first paragraph of Article FOURTH of the Restated and Amended Certificate of Incorporation of the Corporation is amended to read as follows:

                  "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 40,000,000 of which (i) 1,000,000 shall be Preferred Stock, par value $.001 per share; and (ii) 39,000,000 shall be Common Stock, par value $.001 per share."

         SIXTH: The foregoing Amendment of the Restated and Amended Certificate of Incorporation of the Corporation has been duly authorized and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated and Amended Certificate of Incorporation to be executed by its Senior Vice President as of this 1st day of November, 1996.





                                             /s/  GLENN P. SBLENDORIO
                                             --------------------------------
                                             GLENN P. SBLENDORIO, Senior Vice
                                             President